Filed pursuant to Rule 433

November 5, 2018

Relating to

Preliminary Prospectus Supplement dated November 5, 2018 to

Prospectus dated January 26, 2017

Registration Statement No. 333-213765-05

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$350,000,000 3.35% Series due 2022
$650,000,000 3.95% Series due 2028

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC

Trade Date:	November 5, 2018

Settlement Date:	November 8, 2018; T+3

Ratings (Moody’s/S&P)*:	Aa2/A (Stable/Stable)

Security Description:	First and Refunding Mortgage Bonds, 3.35% Series due 2022 (the “2022 Bonds”)	First and Refunding Mortgage Bonds, 3.95% Series due 2028 (the “2028 Bonds”)

Interest Payment Dates:	May 15 and November 15, beginning on May 15, 2019	May 15 and November 15, beginning on May 15, 2019

Principal Amount:	$350,000,000	$650,000,000

Maturity Date:	May 15, 2022	November 15, 2028

Price to Public:	99.963% per 2022 Bond, plus accrued interest, if any, from November 8, 2018	99.631% per 2028 Bond, plus accrued interest, if any, from November 8, 2018

Coupon:	3.35%	3.95%

Benchmark Treasury:	2.875% due October 15, 2021	2.875% due August 15, 2028

Benchmark Treasury Price:	99 - 22+	97 - 10+

Benchmark Treasury Yield:	2.981%	3.195%

Spread to Benchmark Treasury:	+38 bps	+80 bps

Yield to Maturity:	3.361%	3.995%

Redemption Provisions/ Make-Whole Call:	At any time, and from time to time, redeemable at the Treasury Rate + 10 bps.

At any time before August 15, 2028 (which is the date that is three months prior to maturity of the 2028 Bonds (the “2028 Par Call Date”)), redeemable at the Treasury Rate + 15 bps. At any time on or after the 2028 Par Call Date, redeemable at par.

CUSIP / ISIN:	26442C AW4 / US26442CAW47	26442C AX2 / US26442CAX20

Joint Book-Running Managers:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:	Regions Securities LLC Santander Investment Securities Inc.

Junior Co-Managers:	Drexel Hamilton, LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, MUFG Securities Americas Inc. toll-free at (877) 649-6848, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or TD Securities (USA) LLC toll-free at (855) 495-9846.